Exhibit 99.1

ANNOUNCEMENT

Diligent Board Member Services Inc.

Diligent has been advised late yesterday (NZ time) that it is likely to receive a report today (NZ time) from a major accounting firm (Report) which may result in the Diligent Board, on review of that Report, restating its accounts for the 2012 year and some prior years. This relates to the impact of cancelling certain options issued to certain executives under Diligent's 2007 and 2010 stock option and incentive plans.

The Diligent Board will urgently review that Report upon its receipt and take appropriate advice. Diligent will update the market as soon as is possible on the action it proposes to take in response to it. Diligent has applied to NZX for an urgent trading halt while it awaits the Report and works through it.

Date:	19 February 2013
Contact person:	Mark Russell, Chair of the Audit Committee
+ 03 379 1747

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